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                                                                     EXHIBIT 5.1


                               [TESORO LETTERHEAD]



February 2, 2004

Tesoro Petroleum Corporation
300 Concord Plaza Drive
San Antonio, Texas 78216-6999

Ladies and Gentlemen:

         As Executive Vice President, General Counsel and Secretary of Tesoro Petroleum Corporation, a Delaware corporation (the "Company"), I am familiar with the registration under the Securities Act of 1933, as amended (the "Act"), of 2,000,000 shares (the "Incentive Shares") of the Company's common stock, $.16? par value per share (the "Common Stock"), to be offered upon the terms and subject to the conditions set forth in the Tesoro Petroleum Corporation Amended and Restated Long-Term Incentive Plan, as amended (the "Incentive Plan"), and 150,000 shares (the "Director Shares and, together with the Incentive Shares, the "Shares") of Common Stock to be offered upon the terms and subject to the conditions set forth in the Tesoro Petroleum Corporation 1995 Non-Employee Director Stock Option Plan, as amended (the "Director Plan" and, together with the Incentive Plan, the "Plans").

         In connection therewith, I have examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, the Plans, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents, instruments and corporate records as I have deemed necessary or appropriate for the expression of the opinions contained herein. I also have examined the Company's Registration Statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission with respect to the Shares.

         I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

         Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plans, will be duly and validly issued, fully paid and nonassessable.


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         The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, to the extent applicable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                  Very truly yours,

                                                  /s/ JAMES C. REED, JR.

                                                  James C. Reed, Jr.
                                                  Executive Vice President,
                                                  General Counsel and Secretary